Exhibit 99.1

Delek Logistics Partners, LP Prices Offering of $250 Million
of 6.750% Senior Notes
BRENTWOOD, Tenn., May 18, 2017 - Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) announced today that it, along with Delek Logistics Finance Corp., a subsidiary of Delek Logistics, priced an offering of $250 million in aggregate principal amount of 6.750% senior unsecured notes due 2025 at an offering price equal to 99.245 percent of par.
The offering is expected to close May 23, 2017, subject to satisfaction of customary closing conditions. Delek Logistics intends to use the net proceeds of the offering to repay a portion of the outstanding borrowings under its revolving credit facility.
The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
About Delek Logistics Partners, LP
Delek Logistics, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Forward-Looking Statements
This press release contains “forward-looking” statements regarding this private placement, including the anticipated closing, and the use of proceeds therefrom. These statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Delek Logistics’ annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366